FOR IMMEDIATE RELEASE
FuelCell Energy Provides Business Update

DANBURY, CT - December 1, 2016 -- FuelCell Energy, Inc. (Nasdaq: FCEL), a global leader in the design, manufacture, operation and service of ultra‐clean, efficient and reliable fuel cell power plants, today announced a business restructuring to reduce costs and align production levels with current levels of demand in a manner that is consistent with the Company’s long-term strategic plan.

The Company is reducing materials spend as well as implementing various cost control initiatives. The workforce was reduced at both the North American production facility in Torrington, Connecticut, as well as at corporate offices in Danbury and remote locations. A total of 96 positions, or approximately 17 percent of the global workforce, was impacted. In conjunction with the personnel reduction, the Company is implementing other measures to reduce operating costs by at least $6 million on an annualized basis. The production rate has been reduced to 25 megawatts annually, from the prior rate of 50 megawatts annually, in order to position for delays in anticipated order flow. A personnel-related restructuring charge of approximately $3.0 million will be incurred in fiscal 2017, with approximately one half of the charge composed of cash severance costs and the remainder representing non-cash charges. This production level is anticipated to be temporary and will be reevaluated as order flow dictates, with any future increases being undertaken from what is now a lower cost basis.

“We are streamlining our business and cost structure as we reduce our production levels to meet the backlog we have today while positioning the Company for long term success. Our employees are our most valued assets so the decision to reduce our workforce was not made lightly,” said Chip Bottone, President and Chief Executive Officer FuelCell Energy.

Project development activities are continuing with proposals being submitted for a utility-scale fuel cell only request for proposal process in New York with decisions expected in the first half of 2017. The Company also intends to continue to develop and complete utility-scale fuel cell projects in Connecticut under future processes to further the State’s stated critical energy goals. Favorable legislative and regulatory developments in New York and California are expected to be supportive of projects in the Company’s pipeline and the European market is expanding as illustrated by the second utility order recently announced by the Company. Fuel cell carbon capture opportunities are advancing with a demonstration project at a utility-owned coal/gas-fired power plant and developing interest from Canadian oil sands operators as demonstrated by a recently announced engineering study.

“Our value proposition for affordable, clean and continuous power that is easy to site where the power is used is compelling for addressing the power generation challenges facing society globally today. American innovation and American manufacturing combined with repurposing urban brownfields further solidifies the economic value proposition,” concluded Mr. Bottone.

Financial update
The Company is also providing the following financial updates for its fiscal year and quarter ended October 31, 2016.

Cash and liquidity: As of the Company’s fiscal year end, October 31, 2016, consolidated cash and cash equivalents totaled approximately $118 million, of which approximately $84 million is unrestricted cash. In addition, the Company has a committed project finance debt facility from NRG Energy with availability of approximately $38 million at fiscal year-end 2016.

Revenues and Backlog: Total revenues for the fourth quarter of 2016 are expected to be in the range of $23 - $25 million, with total fiscal 2016 revenue in the range of $107 - $109 million. As previously disclosed, in October 2016, the Company closed on the financing of a 5.6 megawatt project located at a global pharmaceutical company under a power purchase agreement (PPA) structure in conjunction with the start of commercial operations. Electricity revenue will be recognized monthly as power is sold under the twenty year term of the PPA. The Company undertook a sale-leaseback of the project with a financial institution, and under U.S. GAAP, a sale leaseback transaction does not qualify for revenue recognition. Accordingly, revenue for 2016 will be lower than previously stated guidance due to this revenue treatment and that certain anticipated projects forecasted to commence in 2016 have not yet been realized. Contracted backlog as of October 31, 2016 totaled in excess of $400 million.

These results are preliminary results and subject to final reconciliation and adjustment. Final 2016 and fourth quarter financial statements, business highlights, and commentary regarding 2017 outlook will be shared during the quarterly earnings call to be held in early January 2017.

Cautionary Language
This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements with respect to the Company’s anticipated financial results, restructuring estimates, future operating cost estimates and statements regarding the Company’s plans and expectations regarding the continuing product and project development, commercialization and financing of its fuel cell technology and business plans. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could cause such a difference include, without limitation, changes to projected deliveries and order flow, changes to production rate and product costs, general risks associated with product development, manufacturing, changes in the regulatory environment, customer strategies, unanticipated manufacturing issues that impact power plant performance, changes in critical accounting policies, potential volatility of energy prices, rapid technological change, competition, and the Company’s ability to achieve its sales plans and cost reduction targets, as well as other risks set forth in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements contained herein speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

About FuelCell Energy
Direct FuelCell® power plants are generating ultra-clean, efficient and reliable power on three continents, affordably providing continuous distributed power generation to a variety of industries including utilities, commercial and municipal customers.  The Company’s power plants have generated billions of kilowatt hours of ultra-clean power using a wide variety of fuels including renewable biogas from wastewater treatment and food processing, as well as clean natural gas.  For additional information, please visit www.fuelcellenergy.com and follow us on Twitter.

Direct FuelCell, DFC, DFC/T, DFC-H2, DFC-ERG and FuelCell Energy logo are all registered trademarks of FuelCell Energy, Inc.

Contact:	FuelCell Energy, Inc. Kurt Goddard, Vice President Investor Relations 203-830-7494 ir@fce.com